EXHIBIT 99.1

For Release: Tuesday, November 5, 2013 at 4:00 PM (Central)

STATE INVESTORS BANCORP, INC. REPORTS THIRD QUARTER RESULTS

Metairie, Louisiana – November 5, 2013 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended September 30, 2013, of $127,000, a decrease of $81,000, as compared to net income of $208,000 reported for the quarter ended September 30, 2012.  Earnings per share, basic and diluted, were $0.05 for the quarter ended September 30, 2013, compared to $0.07 for the quarter ended September 30, 2012. Net income for the nine months ended September 30, 2013 amounted to $329,000, a decrease of $326,000 from $655,000 in net income reported for the nine months ended September 30, 2012. Earnings per share, basic and diluted, were $0.13 for the nine months ended September 30, 2013, compared to $0.23 for the nine months ended September 30, 2012.

The decrease in net income for the quarter ended September 30, 2013 resulted primarily from a $164,000, or 6.3%, decrease in total interest income, and an increase of $20,000, or 66.7%, in the provision for loan losses, partially offset by a decrease of $52,000, or 3.1%, in non-interest expense, a decrease of $33,000, or 4.9%, in total interest expense, a decrease of $14,000, or 13.3%, in the provision for income taxes,  and  an increase of $4,000, or 6.7%, in non-interest income.  Net interest income decreased $131,000, or 6.7%, due to the $164,000 decrease in total interest income as a result of an overall decline in the average yield on interest earning assets.  The decrease in non-interest expense was primarily due to a decrease in occupancy expenses of $64,000, or 30.8%, as well as decreases of $21,000, or 32.8%, in deposit insurance premiums, $9,000, or 15.0%, in security expense, and $5,000, or 16.7%, in office supplies and postage expense, partially offset by increases of $26,000, or 12.8%, in other non-interest expenses, $15,000, or 1.8%, in salaries and employee benefits expense, $3,000, or 2.1% in data processing expense, and $3,000, or 30.0%, in advertising expense.  A $50,000 provision for loan losses was made during the quarter ended September 30, 2013.

The decrease in net income for the nine months ended September 30, 2013, compared to the same period in 2012, was primarily due to a decrease of $415,000, or 5.3%, in interest income, a decrease of $57,000, or 30.3%, in non-interest income, an increase of $64,000, or 69.6%, in the provision for loan losses, and an increase of $32,000, or 0.7%, in non-interest expense.  This was partially offset by a decrease in the provision for income taxes of $130,000, or 34.7%, and a decrease of $112,000, or 5.5%, in total interest expense.  The decreases in both interest income and interest expense were due to a decrease in the yield on average loans and a decline in the average cost of funds. The decrease in non-interest income was due to a $40,000 loss on other real estate owned and a decrease in service charges, fees and other operating income of $17,000, or 9.0%, compared to the nine months ended September 30, 2012.  The increase in non-interest expense was primarily due to increases of $110,000, or 4.4%, in salaries and employee benefits expense, $70,000, or 19.8%, in data processing expense, $17,000, or 50.0%, in advertising, and $12,000, or 2.2%, in occupancy expense, partially offset by decreases of $93,000, or 52.3%, in deposit insurance premiums, $29,000, or 27.1%, in office supplies and postage, $26,000, or 7.8%, in professional fees expense, $17,000, or 2.5%, in other non-interest expenses, and $12,000, or 6.6%, in security expense.

At September 30, 2013, the Company reported total assets of $256.1 million, an increase of $10.2 million, or 4.1%, compared to total assets of $246.0 million at December 31, 2012.  The increase primarily reflects increases in net loans receivable of $19.3 million, or 11.0%, and $466,000, or 26.3%, in Federal Home Loan Bank Stock, partially offset by decreases in cash and cash equivalents of $3.1 million, or 24.2%, and investment securities of $6.4 million, or 13.8%.  The increase in net loans receivable was partially funded by advances from the Federal Home Loan Bank of Dallas which amounted to $52.2 million at September 30, 2013, compared to $39.3 million at December 31, 2012, an increase of $12.9 million, or 32.9%. Deposits decreased $2.1 million, or 1.3%, at September 30, 2013 compared to December 31, 2012.  At September 30, 2013, the Company reported $1.6 million of non-performing assets, or 0.6%, of total assets at such date, compared to $3.3 million of non-performing assets, or 1.3%, of total assets at December 31, 2012.

Total shareholders’ equity decreased $1.3 million, or 3.1%, to $42.2 million at September 30, 2013, from $43.5 million at December 31, 2012, primarily due to the purchase of 114,040 shares under the Company’s third stock repurchase program, and a decrease in unrealized gain on securities available for sale of $310,000 net of the deferred tax effect, partially offset by net income of $329,000 for the nine months ended September 30, 2013.

The Company repurchased 114,040 shares of its common stock during the nine months ended September 30, 2013, at an average price per share of $14.87, under the share repurchase program announced in November 2012 which covered up to 262,000 shares. As of September 30, 2013, there were a total of 89,827 shares remaining for repurchase under the program.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)
	September 30, 2013	December 31, 2012
ASSETS	(Unaudited)

Cash and cash equivalents	$9,649	$12,729
Investment securities	40,057	46,474
Loans receivable, net	194,101	174,832
Other assets	12,303	11,920

Total assets	$256,110	$245,955

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$159,014	$161,163
FHLB advances	52,197	39,286
Other liabilities	2,724	2,004

Total liabilities	213,935	202,453

Total shareholders’ equity	42,175	43,502

Total liabilities and shareholders’ equity	$256,110	$245,955

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Total interest income	$2,462	$2,626	$7,491	$7,906
Total interest expense	644	677	1,921	2,033
Net interest income	1,818	1,949	5,570	5,873
Provision for loan losses	50	30	156	92
Net interest income after provision for loan losses	1,768	1,919	5,414	5,781

Non-interest income	64	60	131	188
Non-interest expense	1,614	1,666	4,971	4,939
Income before income taxes	218	313	574	1,030
Income taxes	91	105	245	375

NET INCOME	$127	$208	$329	$655

Earnings Per Share
Basic	$0.05	$0.07	$0.13	$0.23
Diluted	$0.05	$0.07	$0.13	$0.23

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1)
Average interest rate spread	2.85%	3.07%	2.95%	3.06%
Net interest margin	3.07%	3.35%	3.20%	3.35%
Average interest-earning assets to
average interest-bearing liabilities	120.89%	123.67%	122.39%	124.82%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.63%	1.50%	0.63%	1.50%
Allowance for loan losses as a percent of non-performing loans	77.12%	44.71%	77.12%	44.71%
Allowance for loan losses as a percent of total loans receivable	0.59%	0.93%	0.59%	0.93%

Per Share Data:
Shares outstanding at period end	2,451,952	2,873,832	2,451,952	2,873,832
Weighted average shares outstanding:
Basic	2,480,113	2,891,998	2,512,875	2,903,623
Diluted	2,546,941	2,921,026	2,572,541	2,913,414

Tangible book value at period end	$17.20	$16.67	$17.20	$16.67
________________________
(1)           Ratios for the three and nine month periods are annualized.
(2)           Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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